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                                                                     EXHIBIT 3.2


             FIRST AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          SYNCHRONICITY SOFTWARE, INC.

                          (INCORPORATED APRIL 13, 1999)

                                   * * * * * *

     1. The name of the Corporation is Synchronicity Software, Inc. The Corporation was originally incorporated under the name Synchronicity, Inc. of Massachusetts. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of Delaware on April 13, 1999. An amendment to the Certificate of Incorporation changing the name of the Corporation to Synchronicity Software, Inc. was filed with the office of the Secretary of State of Delaware on February __, 2000.

     2. This First Amended and Restated Certificate of Incorporation was recommended to the stockholders for approval as being advisable and in the best interests of the Corporation by the action of the Board of Directors on February 16, 2000.

     3. That in lieu of a meeting and vote of stockholders, consents in writing have been signed by holders of outstanding stock having not less than the minimum number of votes that is necessary to consent to this amendment and restatement, and, if required, prompt notice of such action shall be given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     4. This First Amended and Restated Certificate of Incorporation restates and integrates and further amends the Amended and Restated Certificate of Incorporation, as heretofore amended or supplemented.

         The text of the Corporation's Certificate of Incorporation, as amended and restated, is amended and restated in its entirety as follows:

         FIRST.   The name of the Corporation is Synchronicity Software, Inc.

         SECOND. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
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         FOURTH. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Ninety Eight Million Six Hundred Ninety Four Thousand Eight Hundred Seventy (98,694,870) shares, consisting of Ninety Million (90,000,000) shares of Common Stock with a par value of $.01 per share (the "Common Stock") and Eight Million Six Hundred Ninety Four Thousand Eight Hundred Seventy shares of Preferred Stock with a par value of $.01 per share, (the "Preferred Stock") of which Five Million (5,000,000) are undesignated, Two Hundred Thousand (200,000) shares are designated Series A Preferred Stock (the "Series A Preferred Stock"), Two Hundred Eighty One Thousand Two Hundred and Fifty (281,250) shares are designated Series B Preferred Stock (the "Series B Preferred Stock"), Three Hundred Fifty Thousand Two Hundred Eighty Three (350,283) shares are designated Series C Preferred Stock (the "Series C Preferred Stock"), and Two Million Eight Hundred Sixty Three Thousand Three Hundred Thirty Seven (2,863,337) shares are designated Series D Preferred Stock (the "Series D Preferred Stock ").

         A description of the respective classes of stock and a statement of the designations, powers, preferences and rights, and the qualifications, limitations and restrictions of the Preferred Stock and Common Stock are as follows:

         A.       COMMON STOCK

         1. GENERAL. All shares of Common Stock will be identical and will entitle the holders thereof to the same rights, powers and privileges. The rights, powers and privileges of the holders of the Common Stock are subject to and qualified by the rights of holders of the Preferred Stock.

         2. DIVIDENDS. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

         3. DISSOLUTION, LIQUIDATION OR WINDING UP. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, each issued and outstanding share of Common Stock shall entitle the holder thereof to receive an equal portion of the net assets of the Corporation available for distribution to the holders of Common Stock, subject to any preferential rights of any then outstanding Preferred Stock.

         4. VOTING RIGHTS. Except as otherwise required by law or this First Amended and Restated Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held of record by such holder on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. Except as otherwise required by law or provided herein, holders of Common Stock shall vote together with holders of the Preferred Stock as a single class, subject to any special or preferential voting rights of any then outstanding Preferred Stock. There shall be no cumulative voting.

         B.       PREFERRED STOCK
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         The Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors of the Corporation may determine. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. Except as otherwise provided in this First Amended and Restated Certificate of Incorporation, different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes.

         C.       UNDESIGNATED PREFERRED STOCK

         The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the undesignated Preferred Stock in one or more series, each with such designations, preferences, voting powers (or special, preferential or no voting powers), relative, participating, optional or other special rights and privileges and such qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by the Board of Directors to create such series, and a certificate of said resolution or resolutions (a "Certificate of Designation") shall be filed in accordance with the General Corporation Law of the State of Delaware. The authority of the Board of Directors with respect to each such series shall include, without limitation of the foregoing, the right to provide that the shares of each such series may be: (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock of the Corporation at such price or prices or at such rates of exchange and with such adjustments, if any; (v) entitled to the benefit of such limitations, if any, on the issuance of additional shares of such series or shares of any other series of Preferred Stock; or (vi) entitled to such other preferences, powers, qualifications, rights and privileges, all as the Board of Directors may deem advisable and as are not inconsistent with law and the provisions of this First Amended and Restated Certificate of Incorporation.

         D.       SERIES A PREFERRED STOCK

         1. DESIGNATION, NUMBER OF SHARES AND PRICE. The Corporation has authorized the issuance of up to a total of 200,000 shares of Series A Preferred Stock, having the preferences, qualifications, rights and privileges hereinafter set forth. The purchase price is $5 per share, with a minimum purchase for a single investor of 5,000 shares.

         2. LIQUIDATION PREFERENCE. Upon any liquidation, dissolution or winding up of the Corporation, the holders of the Series A Preferred Stock will be entitled to be paid pari passu with the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, an amount in cash equal to the total of the purchase price of all Series A Preferred Stock then outstanding. All such payments, whether or not they are sufficient to pay the full preference to which each outstanding share of Series A Preferred Stock is entitled, will be distributed among
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such holders so that an equal amount (rounded off to the nearest whole cent) is paid with respect to each outstanding share of Series A Preferred Stock.

         3. NOTICE. The Corporation shall mail written notice to each holder of Series A Preferred Stock, at his or her address as shown on the stock transfer records of the Corporation, of such liquidation, dissolution or winding up, not less than 60 days prior to the payment date stated therein.

         4. VOTING RIGHTS GENERALLY. On all matters submitted to a vote of holders of Common Stock generally, each share of Series A Preferred Stock will have the right to exercise one vote for each share of Common Stock issuable upon conversion of the Series A Preferred Stock in accordance with the provisions of
Section 5 hereof and the holders of Series A Preferred Stock and the Common Stock will vote together as a single class.

         5.       CONVERSION; PUBLIC OFFERING OR OTHER EVENTS.

         (a) Each Share of Series A Preferred Stock shall automatically be converted into a number of shares of Common Stock determined in accordance with the provisions of Section 5(d) below upon the occurrence of (i) the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, or (ii) the consummation of the sale of all, or substantially all, of the Corporation's assets or capital stock or a merger, consolidation, reorganization or other business combination.

         (b) The Corporation will mail to each holder of Series A Preferred Stock, at such holder's address as shown on the stock transfer records of the Corporation, written notice of a conversion pursuant to this section not less than 20 and not more than 90 days before the date on which the Series A Preferred Stock is expected to be converted. Such notice will (i) make specific reference to this Section, (ii) set forth the facts on which the conversion hereunder is based, and (iii) state the expected date of the conversion (the "Mandatory Conversion Date").

         (c) Any share of Series A Preferred Stock not surrendered for conversion on or prior to the Mandatory Conversion Date will be deemed to have been converted on the Mandatory Conversion Date.

         (d) Each share of Series A Preferred Stock shall initially be convertible upon the events described in Section 5(a) above into five shares of Common Stock. Such conversion mechanic reflects an adjustment for the five-for-one stock split in the form of a dividend of four shares of Common Stock for each outstanding share of Common Stock approved by the Company's predecessor corporation's Board of directors which was effective as of May 1, 1997 and accordingly shall not be further adjusted to reflect such split. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization, or otherwise) its outstanding shares of Common Stock into a greater number of shares, or if the Corporation at any time combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the number of shares of Common Stock into which the Series A
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Preferred Stock shall be convertible upon the events described in Section 5(a)
above shall be proportionately adjusted.

         6. DELIVERY OF COMMON STOCK. The Corporation shall, within 20 days after the Mandatory Conversion Date send or deliver to each holder, at such holder's address as shown on the stock transfer records of the Corporation a certificate or certificates representing the number of whole shares of Common Stock issuable by reason of the conversion of such holder's shares of Series A Preferred Stock, in such name or names and such denomination or denominations as the converting holder has specified, or, if the converting holder has not so specified, a single certificate representing such number of whole shares, in the name of such holder.

         E.       SERIES B, SERIES C AND SERIES D PREFERRED STOCK

         1. RANK. The Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall, with respect to rights upon liquidation, winding up or dissolution, rank pari passu with each other, pari passu with the Series A Preferred Stock and senior and prior in right to (a) each class of Common Stock of the Corporation, (b) any series of preferred stock whether now existing or hereafter created (other than the Series A Preferred Stock) and (c) any other equity interests (including, without limitation, warrants, stock appreciation rights, phantom stock rights, profit participation rights in debt instruments or other rights with equity features, calls or options exercisable for or convertible into such capital stock or equity interests, but excluding the Series A Preferred Stock) in the Corporation (all of such classes or series of capital stock and other equity interests referred to in Clauses (a), (b) and (c) hereof are collectively referred to as "Junior Securities"). With respect to dividend rights, the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall rank pari passu with each other, and pari passu with the Series A Preferred Stock, each class of Common Stock of the Corporation, any series of preferred stock hereafter created, and any Junior Securities.

         2. DIVIDENDS. (a) The holders of Series B Preferred Stock, the holders of Series C Preferred Stock and the holders of the Series D Preferred Stock shall not be entitled to receive cumulative dividends, except equally and ratably with any dividends paid on any Series A Preferred Stock, any series of preferred stock hereafter created and any Junior Securities; provided, however, the holders of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be entitled to dividends declared on the Common Stock (except for dividends of Common Stock on the Common Stock provided for in Section 6(d) hereof), pari passu, as though such holders had converted their shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock into shares of Conversion Stock.

         (b) The dividends, if any, referred to in Subsection (a) hereof, shall be paid in the manner, form and at such time as dividends are paid on the Series A Preferred Stock or Common Stock, other preferred stock or Junior Securities, as the case may be.

         (c) If at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock required to be paid at such time, such payment shall be distributed ratably among
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the holders thereof based upon the aggregate accrued but unpaid dividends on the relevant Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock held by each holder.

         3. REPURCHASE. (a) Shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be entitled to the rights set forth below in this Section 3 (with all references in this Section 3 to a repurchase price per share to be adjusted proportionally in respect of fractional shares, rounded to the nearest cent for each holder or group of affiliated holders).

         (b) Put Rights. At any time or from time to time on or after the date five (5) years after the Series D Issue Date, the holder or holders of at least sixty-six and two-thirds percent (66 2/3%) of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, voting together (on an "as if converted" basis), shall have the right to request the Corporation to purchase all or any portion of the shares of Series B Preferred Stock, Series C Preferred Stock and/or Series D Preferred Stock held by such holder or holders, and upon the exercise of such right, the Corporation shall purchase such shares of Series B Preferred Stock, Series C Preferred Stock and/or Series D Preferred Stock out of funds legally available therefor (such rights being referred to as the "Put"). Such holder or holders may exercise the Put by providing the Corporation with notice of the exercise thereof specifying the number of shares of Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock with respect to which it is exercising the Put (such notice being referred to as a "Request Notice"). The Corporation shall, no later than sixty (60) days after the date of receipt of such Request Notice, redeem all of the shares of Series B Preferred Stock, Series C Preferred Stock and/or Series D Preferred Stock with respect to which the Put has been exercised, paying out of funds legally available therefor to the holder or holders of the Series B Preferred Stock, Series C Preferred Stock and/or Series D Preferred Stock exercising the Put an amount in cash for each such share equal to that share's applicable Repurchase Price (as defined in Subsection (c) hereof).

         (c) REPURCHASE PRICE: (i) The "Series B Repurchase Price" for each share of Series B Preferred Stock repurchased pursuant to this Section 3 shall be the Series B Liquidation Value plus all declared but unpaid dividends on such shares from the Series B Issue Date to the date on which payment is made by the Corporation, (ii) the "Series C Repurchase Price" for each share of Series C Preferred Stock repurchased pursuant to this Section 3 shall be the Series C Liquidation Value plus all declared but unpaid dividends on such shares from the Series C Issue Date to the date on which payment is made by the Corporation and
(iii) the "Series D Repurchase Price" for each share of Series D Preferred Stock repurchased pursuant to this Section 3 shall be the Series D Liquidation Value plus all declared but unpaid dividends on such shares from the Series D Issue Date to the date on which payment is made by the Corporation.

         (d) Upon the surrender of the certificate or certificates representing (or a lost certificate affidavit together with indemnity reasonably satisfactory to the Corporation relating to) the shares of Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock to be repurchased by the Corporation pursuant to this Section 3 duly endorsed for transfer or accompanied by stock powers duly executed in blank, the applicable Series B Repurchase Price, Series C Repurchase Price or Series D Repurchase Price in respect of such shares shall be paid to
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the order of the person whose name appears on such certificate or certificates in immediately available funds. Each surrendered certificate shall be canceled and retired.

         4. LIQUIDATION. Upon a liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, or at the option of the holder or holders of at least sixty-six and two-third percent (66 2/3%) of the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, voting together on an "as if converted" basis, a sale of all or substantially all of the assets of the Corporation (whether in a single transaction or a series of related transactions), a merger or consolidation (and the Corporation is not the surviving entity) of the Corporation or any other form of business combination or reorganization in which control of the Corporation is transferred (a "Liquidation Event"), the holders of the Series B Preferred Stock, the holders of the Series C Preferred Stock and the holders of the Series D Preferred Stock shall be entitled, before any assets of the Corporation shall be distributed among or paid over to the holders of Junior Securities, to receive, pari passu, from the assets of the Corporation available for distribution to stockholders, to be paid in cash by wire transfer of immediately available funds, an amount per share equal to (a) the amount such holders would be entitled to receive had they converted their shares of Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock into shares of Conversion Stock, immediately prior to such Liquidation Event, in accordance with Section 6 hereof, plus all declared but unpaid dividends on such shares from either the Series B Issue Date, the Series C Issue Date or the
Series D Issue Date, as applicable, to the date of the Liquidation Event or (b) if the holders of the Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock would not, upon a Liquidation Event, achieve an annual compound internal rate of return (pro rated for partial years) of at least fifty percent (50%) calculated on a daily basis from the Series B Issue Date, the Series C Issue Date or the Series D Issue Date, as applicable, to the date of such Liquidation Event (e.g., for each $8.00 share of Series B Preferred Stock purchased, a return 6 months after the Series B Issue Date of $10.00, one (1) year after the Series B Issue Date of $12.00, 18 months after the Series B Issue Date of $15.00, two (2) years after the Series B Issue Date of $18.00, three (3) years after the Series B Issue Date of $27.00, etc. or, for each $8.85 share of Series C Preferred Stock purchased, a return 6 months after the Series C Issue Date of $11.06, one (1) year after the Series C Issue Date of $13.27, 18 months after the Series C Issue Date of $16.59, two (2) years after the Series C Issue Date of $19.91, three (3) years after the Series C Issue Date of $29.86, etc., or for each $2.53 share of Series D Preferred Stock purchased, a return 6 months after the Series D Issue Date of $3.16, one (1) year after the Series D Issue Date of $3.80, 18 months after the Series D Issue Date of $4.74, two (2) years after the Series D Issue Date of $5.69, three years after the Series D Issue
Date of $8.53, etc.), the holders shall be entitled to the sum of the amount described in Subsection (a) above, plus the Series B Liquidation Value, the Series C Liquidation Value or the Series D Liquidation Value, as applicable. For purposes hereof, the term "Series B Liquidation Value" shall mean $8.00 per share, the term "Series C Liquidation Value" shall mean $8.85 per share and the term "Series D Liquidation Value" shall mean $2.53 per share. Both such liquidation values shall be proportionally adjusted from time to time to reflect stock dividends, stock splits, recapitalization or any other stock subdivision or combination. If the assets of the Corporation legally available for distribution shall be insufficient to permit the payment in full to the holders of the Series B Preferred Stock of the Series B Liquidation Value, to the
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holders of the Series C Preferred Stock of the Series C Liquidation Value and to
the holders of the Series D Preferred Stock of the Series D Liquidation Value, then the entire assets of the Corporation legally available for distribution shall be distributed ratably (based on the applicable Liquidation Values) among such holders and all other classes and series of preferred stock ranking (as to any such distribution) on a parity with the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock.

         5. VOTING. (a) Except as otherwise provided by law or by subsection 5(b), the holders of the Series B Preferred Stock, the holders of Series C Preferred Stock and the holders of Series D Preferred Stock shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the Common Stock voting together as a single class, with each holder of Common Stock entitled to one (1) vote for each share of Common Stock held by such holder and each holder of Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock entitled to one (1) vote for each share of Conversion Stock issuable upon conversion of the Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock held by such holder at the time the vote is taken.

         (b) (i) As long as there are 100,000 shares of Series B Preferred Stock, 100,000 shares of Series C Preferred Stock and 100,000 shares of Series D Preferred Stock outstanding, the approval of the holders of sixty-six and two-thirds percent (66 2/3%) of the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, voting together as a single class (on an "as if converted" basis), shall be required on any matters which may adversely affect, in any material respect, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, including, but not limited to those matters listed below in Section 5(b)(iv).

                  (ii) Notwithstanding Section 5(b)(i), if there are only 100,000 or more shares of any of Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock outstanding at any time, then the approval of the holders of sixty-six and two-thirds percent (66 2/3%) of the shares of such series, voting separately as a single class (on an "as if converted" basis), shall be required on any matters which may adversely affect, in any material respect, such series of stock, including, but not limited to those matters listed below in Section 5(b)(iv).

                  (iii) Notwithstanding Sections 5(b)(i) and (ii), if there are fewer than 100,000 shares of all of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock outstanding at any time, then none of the Series B Preferred Stock, the Series C Preferred Stock or the Series D Preferred Stock will have the voting rights specified in Section 5(b) (iv).

                  (iv) As set forth in Sections 5(b)(i) and (ii) above, at certain times the Series B Preferred Stock, the Series C Preferred Stock and/or the Series D Preferred Stock shall have the right to vote on the following matters separately as a single class: (a) any amendment to the Certificate of Incorporation, (b) the creation of any new series of preferred stock or the issuance of additional shares of capital stock of the Corporation ranking pari passu with or senior to the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, (c) the declaration and payment of any dividend or distribution or repurchase, redemption or other acquisition of any shares of capital stock of the Corporation (except for repurchases of employee stock in connection with a termination of employment or in connection with the exercise by the
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Corporation of its right of first refusal on or other repurchase of shares of
Series A Preferred Stock, each as approved by a majority of the Board of Directors, provided such majority includes the representative designated by the holders of the Series B Preferred Stock, the representative designated by the holders of the Series C Preferred Stock and the representative designated by the holders of the Series D Preferred Stock), (d) any liquidation, dissolution, reorganization, merger, combination, recapitalization, reconsolidation, acquisition or sale of all or substantially all of the assets of the Corporation or any other form of business combination or reorganization in which control of the Corporation is transferred, (e) any change in the number of authorized directors on the Board of Directors of the Corporation, (f) the issuance of bank loans or debt securities in excess of the aggregate of $1,000,000, unless such issuance is approved by a majority of the Board of Directors, provided such majority includes the representative designated by the holders of the Series B Preferred Stock, the representative designated by the holders of the Series C Preferred Stock and the representative designated by the holders of the Series D Preferred Stock, and (g) the issuance of 10% or more of the outstanding capital stock (on a fully diluted basis, i.e., taking into account all shares of outstanding preferred stock as if converted into Common Stock and including all shares of Common Stock issuable upon exercise of outstanding warrants and options) of the Corporation in a single transaction (or a series of transactions to related individuals or entities) other than pursuant to a Qualified Public Offering (as defined below).

         6. CONVERSION OF SERIES B, SERIES C AND SERIES D PREFERRED STOCK INTO COMMON STOCK.

         (a)  Conversion Procedure.

                  (i) At any time and from time to time, any holder of Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock may convert all or any portion of the Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, which shall include declared but unpaid dividends on such shares, held by such holder into a number of shares of Conversion Stock computed by (i) in the case of the Series B Preferred Stock, multiplying the number of shares to be converted by $8.00 and dividing the result by the Series B Conversion Price (as defined below), then in effect, (ii) in the case of the Series C Preferred Stock, multiplying the number of shares to be converted by $8.85 and dividing the result by the Series C Conversion Price (as defined below), then in effect, and (iii) in the case of the Series D Preferred Stock, multiplying the number of shares to be converted by $2.53 and dividing the result by the Series D Conversion Price (as defined below), then in effect, (the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price are each sometimes referred to herein as the "Applicable Conversion Price"). The Series B Conversion Price and the Series C Conversion Price reflect an adjustment for the five-for-one stock split in the form of a dividend of four shares of Common Stock for each outstanding share of Common Stock approved by the Company's predecessor corporation's Board of Directors which was effective as of May 1, 1997 and accordingly shall not be further adjusted to reflect such split.

                  (ii) Each conversion of Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock shall be deemed to have been effected as of the close of business on the date on which notice of election of such conversion is delivered to the Corporation by such
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holder. Until the certificates representing the shares of Series B Preferred
Stock, Series C Preferred Stock or Series D Preferred Stock which are being converted have been surrendered and new certificates representing shares of the Conversion Stock shall have been issued by the Corporation, such certificate(s) evidencing the shares of Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock being converted shall be evidence of the issuance of such shares of Conversion Stock. At such time as such conversion has been effected, the rights of the holder of such Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock as such holder shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

                  (iii) Notwithstanding any other provision hereof, if a conversion of shares is to be made in connection with a Public Offering, the conversion of such shares may, at the election of the holder thereof, be conditioned upon the consummation of the Public Offering, in which case such conversion shall not be deemed to be effective until the consummation of the Public Offering.

                  (iv) As soon as practicable after a conversion has been effected in accordance with clause (ii) above (but in any event within five (5) Business Days in the case of Subparagraph (I) below), the Corporation shall deliver to the converting holder:

                  (I) a certificate or certificates representing, in the aggregate, the number of shares of Conversion Stock issuable by reason of such conversion, in the name or names and in such denomination or denominations as the converting holder has specified; and

                  (II) a certificate representing any shares which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

                  (v) The issuance of certificates for shares of Conversion Stock upon conversion of Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock shall be made without charge to the holders of such Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of any shares of Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.

                  (vi) The Corporation shall not close its books against the transfer of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or of Conversion Stock issued or issuable upon conversion of Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock in any manner which interferes with the timely conversion of Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock. The Corporation shall assist and cooperate with any holder of shares of Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares hereunder (including, without limitation, making any filings reasonably required to be made by the Corporation).

                  (vii) No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of shares of Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock. If more than one share of Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock shall be surrendered for conversion at one time by the same record holder, the number of full shares of Common Stock issuable upon the conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock so surrendered by such record holder. Instead of any fractional share of Common Stock otherwise issuable upon conversion of any shares of the Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of current per share fair market value of the Common Stock as determined in good faith by the Board of Directors on such basis as it considers appropriate.

                  (viii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares Conversion Stock, solely for the purpose of issuance upon the conversion of the Series B Preferred Stock, the Series C Preferred Stock or the Series D Preferred Stock such number of shares of Conversion Stock, as are issuable upon the conversion of all outstanding Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as applicable. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

         (b)  Conversion Price.

                  (i)  The Conversion Price.

                           (a) The "Series B Conversion Price" for the Series B
Preferred Stock shall be $1.60
per share.

                           (b) The "Series C Conversion Price" for the Series C
Preferred Stock shall be $1.77
per share.

                           (c) The initial "Series D Conversion Price" for the
Series D Preferred stock shall be
$2.53 per share.

                           (d) The Series B Conversion Price and the Series C
Conversion Price reflect an adjustment for the five-for-one stock split in the form of a dividend of four shares of Common Stock for each outstanding share of Common Stock approved by the Company's predecessor corporation's Board of Directors which was effective as of May 1, 1997 and accordingly shall not be further adjusted to reflect such split.

                  (ii)  Adjustment of Conversion Price.

                           (a) Series B Preferred Stock. If and whenever on or
after the Series B Issue Date the Corporation issues or sells, or in accordance with Section 6(c) is deemed to have issued or sold, any shares of its Common Stock or other instrument or security convertible into or exchangeable for Common Stock for a consideration per share less than the initial or applicable Series B Conversion Price, then forthwith upon such issue or sale the applicable Series B Conversion Price shall be reduced to a price (calculated to the nearest cent) determined by multiplying the Series B Conversion Price by a fraction. The fraction shall be determined as follows: (x) the numerator shall be (1) the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the number of shares of Common Stock which the aggregate consideration received or deemed received by the Corporation in accordance with
Section 6(c) for the total number of shares of Common Stock issued and sold or deemed issued and sold in accordance with Section 6(c) would purchase at such Series B Conversion Price as in effect immediately prior to such issue and sale, and (y) the denominator shall be the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

                           (b) Series C Preferred Stock. If and whenever on or
after the Series C Issue Date the Corporation issues or sells, or in accordance with Section 6(c) is deemed to have issued or sold, any shares of its Common Stock or other instrument or security convertible into or exchangeable for Common Stock for a consideration per share less than the initial or applicable Series C Conversion Price, then forthwith upon such issue or sale the applicable Series C Conversion Price shall be reduced to a price (calculated to the nearest cent) determined by multiplying the Series C Conversion Price by a fraction. The fraction shall be determined as follows: (x) the numerator shall be (1) the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the number of shares of Common Stock which the aggregate consideration received or deemed received by the Corporation in accordance with
Section 6(c) for the total number of shares of Common Stock issued and sold or deemed issued and sold in accordance with Section 6(c) would purchase at such Series C Conversion Price as in effect immediately prior to such issue and sale, and (y) the denominator shall be the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

                           (c) Series D Preferred Stock. If and whenever on or
after the Series D Issue Date the Corporation issues or sells, or in accordance with Section 6(c) is deemed to have issued or sold, any shares of its Common Stock or other instrument or security convertible into or exchangeable for Common Stock for a consideration per share less than the initial or applicable Series D

Conversion Price, then forthwith upon such issue or sale the applicable
Series D Conversion Price shall be reduced to a price (calculated to the nearest cent) determined by multiplying the Series D Conversion Price by a fraction. The fraction shall be determined as follows: (x) the numerator shall be (1) the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the number of shares of Common Stock which the aggregate consideration received or deemed received by the Corporation in accordance with
Section 6(c) for the total number of shares of Common Stock issued and sold or deemed issued and sold in accordance with Section 6(c) would purchase at such Series D Conversion Price as in effect immediately prior to such issue and sale, and (y) the denominator shall be the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

         (c) Effect on Conversion Prices of Certain Events. For purposes of determining the applicable adjusted Series B Conversion Price, Series C Conversion Price or Series D Conversion Price under Section 6(b), the following shall be applicable:

                  (i) Issuance of Rights or Options. If the Corporation in any manner grants any rights or options to subscribe for or to purchase Common Stock ("Options") (except for the grant of Options to employees, directors or consultants of the Corporation pursuant to the Corporation's 1996 Stock Option Plan, 1996 Stock Plan , 1999 Stock Option and Incentive Plan or future stock plans approved by a majority of the Board of Directors provided such majority includes the representative designated by the holders of the Series B Preferred Stock, the representative designated by the holders of the Series C Preferred Stock and the representative designated by the holders of the Series D Preferred Stock) or any stock or other securities convertible into or exchangeable for Common Stock ("Convertible Securities"), and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the applicable Series B Conversion Price, the applicable Series C Conversion Price and/or the applicable Series D Conversion Price, as the case may be, in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting of such Options for such price per share for purposes of the adjustments set forth in Section 6(b)(ii)(a), 6(b)(ii)(b) and/or 6(b)(ii)(c) above, as the case may be. For purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (a) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof (such amount is the consideration "deemed received" for purposes of Section 6(b) above), by
(b) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. Upon the expiration of any Option or termination of any conversion right of any Convertible Security issuable upon exercise of any Option, the issuance of which resulted in an adjustment of the

Series B Conversion Price, the Series C Conversion Price and/or the Series D Conversion Price, if any such Option shall expire or conversion right of any Convertible Security shall terminate and shall not have been exercised or converted, as applicable, the Applicable Conversion Price shall be recalculated immediately upon such expiration and effective immediately upon such expiration shall be increased to the price it would have been (but reflecting any other adjustments to the Applicable Conversion Price made pursuant to the provisions of this Section 6 after the issuance of such Options) had the adjustment of the Applicable Conversion Price made upon the issuance of such Options been made on the basis of the issuance of only those Options actually exercised or Convertible Securities issuable upon exercise of such Options actually converted, as applicable. No further adjustment of the Applicable Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                  (ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the applicable Series B Conversion Price, the applicable Series C Conversion Price and/or the applicable Series D Conversion Price, as the case may be, in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share for purposes of the adjustments set forth in Section 6(b)(ii)(a), 6(b)(ii)(b) and/or 6(b)(ii)(c) above, as the case may be. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (a) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof (such amount is the consideration "deemed received" for purposes of Section 6(b) above), by (b) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. Upon the termination of any conversion right of any Convertible Security, the issuance of which resulted in an adjustment of the Series B Conversion Price, the Series C Conversion Price and/or the Series D Conversion Price, if any such conversion right of any Convertible Security shall terminate and shall not have been converted, the Applicable Conversion Price shall be recalculated immediately upon such termination and effective immediately upon such termination shall be increased to the price it would have been (but reflecting any other adjustments to the Applicable Conversion Price made pursuant to the provisions of this Section 6 after the issuance of such Convertible Securities) had the adjustment of the Applicable Conversion Price made upon the issuance of such Convertible Securities been made on the basis of the issuance of only those Convertible Securities actually converted. No further adjustment of the Applicable Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Applicable Conversion Price had been or are to be made pursuant to other provisions of this

Section 6, no further adjustment of the Applicable Conversion Price shall be made by reason of such issue or sale.

                  (iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock change at any time, the Applicable Conversion Price in effect at the time of such change shall be readjusted to the Applicable Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

         (d) Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, or if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Applicable Conversion Price in effect immediately prior to such subdivision or combination shall be proportionately adjusted. The Series B Conversion Price and the Series C Conversion Price reflect an adjustment for the five-for-one stock split in the form of a dividend of four shares of Common Stock for each outstanding share of Common Stock approved by the Company's predecessor corporation's Board of Directors which was effective as of May 1, 1997 and accordingly, shall not be further adjusted to reflect such split.

         (e) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets to another Person or other transaction which is effected in such a manner that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of each of the shares of the Series B Preferred Stock, the shares of the Series C Preferred Stock and the shares of the Series D Preferred Stock then outstanding) to insure that each of the holders of Series B Preferred Stock, the holders of the Series C Preferred Stock and the holders of the Series D Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as the case may be, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the shares of Series B Preferred Stock then outstanding, the holders of a majority of the shares of Series C Preferred Stock then outstanding and the holders of a majority of the shares of Series D Preferred Stock then outstanding) to insure that the provisions of this Section 6 shall thereafter be applicable to the shares of stock, securities or assets received by each holder upon such Organic Change. The Corporation shall not effect any Organic Change unless prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from consolidation or merger or the corporation purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the shares the Series B Preferred Stock then outstanding, the holders of a majority of the shares of the Series C Preferred Stock then outstanding and the holders of a majority of the shares of Series D Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

         (f)  Certain Events.

                  (i) If an event not specifically enumerated in this Section 6 occurs which has substantially the same economic effect on the Series B Preferred Stock, the Series C Preferred Stock and/or the Series D Preferred Stock as those specifically enumerated shall occur, then this Section 6 shall be construed by the Board of Directors liberally, mutatis mutandis, in order to give the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock the benefit of the protections provided under this Section 6. The Corporation's Board of Directors shall make an appropriate adjustment in the then effective Applicable Conversion Price(s) so as to protect the rights of the holders of Series B Preferred Stock, the holders of the Series C Preferred Stock and/or the holders of the Series D Preferred Stock; provided that no such adjustment shall increase the then effective Applicable Conversion Price(s) as otherwise determined pursuant to this Section 6 or decrease the number of shares of Conversion Stock issuable upon conversion of each share of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

                  (ii) The determination of whether an adjustment is necessary in accordance with this Section 6(f) shall be made by the Board of Directors, in the exercise of its reasonable judgment (which shall be conclusively evidenced by a vote or votes adopted by it). None of the representative on the Board of Directors designated by the Series B Preferred Stock, the representative on the Board of Directors designated by the Series C Preferred Stock or the representative on the Board of Directors designated by the Series D Preferred Stock shall participate in the deliberation or vote with respect to making the foregoing judgment.

         (g)  Notices.

                  (i) Immediately upon any adjustment of the applicable Series B Conversion Price, the applicable Series C Conversion Price and/or the applicable Series D Conversion Price, the Corporation shall give written notice thereof to all holders of Series B Preferred Stock, all holders of the Series C Preferred Stock or all holders of the Series D Preferred Stock, as the case may be, setting forth in reasonable detail and certifying the calculation of such adjustment.

                  (ii) The Corporation shall give written notice to all holders of Series B Preferred Stock, all holders of Series C Preferred Stock and all holders of Series D Preferred Stock at least twenty (20) days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, except for stock splits effected as dividends of Common Stock payable on shares of Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

                  (iii) The Corporation shall also give written notice to the holders of Series B Preferred Stock, the holders of Series C Preferred Stock and the holders of Series D Preferred Stock at least twenty (20) days prior to the date on which any Organic Change shall take place.

         (h) Mandatory Conversion. All of the outstanding shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock will be automatically converted in accordance with the terms of this Section 6 (h) at
(i) the closing of a Qualified Public Offering and (ii) the listing of such shares of Common Stock on the Nasdaq National Market, the American Stock Exchange or the New York Stock Exchange. Any such mandatory conversion shall be effected only at the time of and subject to the closing of the sale of such shares pursuant to such Public Offering and upon written notice of such mandatory conversion delivered to all holders of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock at least seven (7) days prior to such closing.

         (i) Elected Conversion. At any time the holders of eighty percent (80%) of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, voting together as a single class, may elect to convert all of the outstanding shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock then outstanding into the applicable number of shares of Conversion Stock, in accordance with the terms of Section 6. Any such elected conversion shall be effected only after such electing holders deliver written notice of the election to the Company and all non-electing holders of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock at least fifteen (15) days prior to the effective date of such event.

         7. DEFINITIONS. The following terms have the meanings specified below:

                  Board of Directors. The term "Board of Directors" shall mean the Board of Directors of the Corporation.

                  Business Day. The term "Business Day" shall mean any day (other than a day which is a Saturday, Sunday or a legal holiday in the Commonwealth of Massachusetts) on which banks are authorized to be open for business in the Commonwealth of Massachusetts.

                  Common Stock. The term "Common Stock" shall mean the common stock, par value $.01 per share, of the Corporation.

                  Common Stock Deemed Outstanding. The term "Common Stock Deemed Outstanding" shall mean, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock plus the number of shares of Common Stock deemed to be outstanding with respect to Options and Convertible Securities pursuant to Section 6 hereof whether or not the Options or Convertible Securities are actually exercisable at such time.

                  Conversion Stock. The term "Conversion Stock" shall mean the shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock; provided that if there is a change such that the securities issuable upon conversion of the Series B Preferred Stock, the Series C Preferred Stock or the Series D Preferred Stock are issued by an entity other than the Corporation or there is a change in the class of securities so issuable, then the term "Conversion Stock" shall mean shares of the security issuable upon conversion of the Series B Preferred Stock, the Series C Preferred Stock or the Series D Preferred Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

                  Series B Issue Date. The term "Series B Issue Date" shall mean September 27, 1996.

                  Series C Issue Date. The term "Series C Issue Date" shall mean April 28, 1997.

                  Series D Issue Date. The term "Series D Issue Date" shall mean September 28, 1998.

                  Person. The term "Person" shall mean an individual, corporation, partnership, association, trust, joint venture or unincorporated organization or any government, governmental department or any agency or political subdivision thereof.

                  Public Offering. The term "Public Offering" shall mean any offering by the Corporation of its equity securities to the public pursuant to an effective registration statement under the Securities Act or any comparable statement under any similar federal statute then in force, other than an offering in connection with an employee benefit plan.

                  Qualified Public Offering. The term "Qualified Public Offering" shall mean the consummation of the Corporation's issuance and sale of its Common Stock in a bona fide firm commitment underwriting pursuant to a registration statement under the Securities Act of 1933, as amended, the public offering shall be at least $20,000,000 and a price per share to the public of which is not less than 200% of the then effective Series D Conversion Price, provided, however, that in the event no shares of Series D Preferred Stock are outstanding, no price per share limitation shall apply.

                  Securities Act. The term "Securities Act" shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, all as the same shall be in effect from time to time.

         FIFTH.   The Corporation is to have perpetual existence.

         SIXTH. The following provisions are included for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Board of Directors and stockholders:

                  1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation.

                  2. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the by-laws of the Corporation, subject to any limitation thereof contained in the by-laws. The stockholders shall also have the power to adopt, amend or repeal the by-laws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this First Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least seventy five (75%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the By-laws of the Corporation.

                  3. Stockholders of the Corporation may not take any action by written consent in lieu of a meeting.

                  4. Special meetings of stockholders may be called at any time only by the Chief Executive Officer, President, the Chairman of the Board of Directors (if any) or a majority of the Board of Directors. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

                  5. The books of the Corporation may be kept at such place within or without the State of Delaware as the By-laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

         SEVENTH.

         1. NUMBER OF DIRECTORS. The number of directors which shall constitute the whole Board of Directors shall be determined by resolution of a majority of the Board of Directors, but in no event shall the number of directors be less than three. The number of directors may be decreased at any time and from time to time by a majority of the directors then in office, but only to eliminate vacancies existing by reason of the death, resignation, removal or expiration of the term of one or more directors. The directors shall be elected at the annual meeting of stockholders by such stockholders as have the right to vote on such election. Directors need not be stockholders of the Corporation.

         2. CLASSES OF DIRECTORS. The Board of Directors shall be and is divided into three classes: Class I, Class II and Class III. No one class shall have more than one director more than any other class.

         3. ELECTION OF DIRECTORS. Elections of directors need not be by written ballot except as and to the extent provided in the by-laws of the Corporation.

         4. TERMS OF OFFICE. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that each initial director in Class I shall serve for a term ending on the date of the annual meeting next following the end of the Corporation's fiscal year ending December 31, 2000; each initial director in Class II shall serve for a term ending on the date of the annual meeting next following the end of the Corporation's fiscal year ending December 31, 2001; and each initial director in Class III shall serve for a term ending on the date of the annual meeting next following the end of the Corporation's fiscal year ending December 31, 2002.

         5. ALLOCATION OF DIRECTORS AMONG CLASSES IN THE EVENT OF INCREASES OR DECREASES IN THE NUMBER OF DIRECTORS. In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as director of the class of which he or she is a member until the expiration of such director's current term or his or her prior death, removal or resignation and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the earliest dates following such allocation. No decrease in the number of directors constituting the whole Board of Directors shall shorten the term of an incumbent Director.

         6. TENURE. Notwithstanding any provisions to the contrary contained herein, each director shall hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

         7. VACANCIES. Unless and until filled by the stockholders, any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board of Directors, may be filled only by vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, if applicable, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

         8. QUORUM. A majority of the total number of the whole Board of Directors shall constitute a quorum at all meetings of the Board of Directors. In the event one or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each such director so disqualified; provided, however, that in no case shall less than one-third (1/3) of the number so fixed constitute a quorum. In the absence of a quorum at any such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

         9. ACTION AT MEETING. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law or the Corporation's By-laws.

         10. REMOVAL. Any one or more or all of the directors may be removed (i) with cause only by the holders of at least a majority of the shares then entitled to vote at an election of directors or (ii) without cause only by the holders of at least seventy-five percent (75%) of the shares then entitled to vote at an election of directors.

         11. STOCKHOLDER NOMINATIONS AND INTRODUCTION OF BUSINESS, ETC. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided in the By-laws of the Corporation.

         12. RIGHTS OF PREFERRED STOCK. The provisions of this Article are subject to the rights of the holders of any series of Preferred Stock from time to time outstanding.

         EIGHTH. No director (including any advisory director) of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that, to the extent provided by applicable law, this provision shall not eliminate the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

         NINTH. The Board of Directors of the Corporation, when evaluating any offer of another party (a) to make a tender or exchange offer for any equity security of the Corporation or (b) to effect a business combination, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation as whole, be authorized to give due consideration to any such factors as the Board of Directors determines to be relevant, including, without limitation:

         (i) the interests of the Corporation's stockholders, including the possibility that these interests might be best served by the continued independence of the Corporation;

         (ii) whether the proposed transaction might violate federal or state laws;

         (iii) not only the consideration being offered in the proposed transaction, in relation to the then current market price for the outstanding capital stock of the Corporation, but also to the market price for the capital stock of the Corporation over a period of years, the estimated price that might be achieved in a negotiated sale of the Corporation as a whole or in part or through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and the Corporation's financial condition and future prospects; and

         (iv) the social, legal and economic effects upon employees, suppliers, customers, creditors and others having similar relationships with the Corporation, upon the communities in which the Corporation conducts its business and upon the economy of the state, region and nation.

In connection with any such evaluation, the Board of Directors is authorized to conduct such investigations and engage in such legal proceedings as the Board of Directors may determine.

         TENTH.

         1. ACTIONS, SUITS AND PROCEEDINGS OTHER THAN BY OR IN THE RIGHT OF THE CORPORATION. The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding anything to the contrary in this Article, except as set forth in Section 6 below, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation.

         2. ACTIONS OR SUITS BY OR IN THE RIGHT OF THE CORPORATION. The Corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys' fees) which the Court of Chancery of Delaware or such other court shall deem proper.

         3. INDEMNIFICATION FOR EXPENSES OF SUCCESSFUL PARTY. Notwithstanding the other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he shall be indemnified against all expenses (including attorneys' fees) actually and reasonably incurred by him or on his behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by the Indemnitee, (iv) an adjudication that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his conduct was unlawful, the Indemnitee shall be considered for the purpose hereof to have been wholly successful with respect thereto.

         4. NOTIFICATION AND DEFENSE OF CLAIM. As a condition precedent to his right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Section 4. The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause
(ii) above.

         5. ADVANCE OF EXPENSES. Subject to the provisions of Section 6 below, in the event that the Corporation does not assume the defense pursuant to
Section 4 of this Article of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys' fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter, provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article. Such undertaking may be accepted without reference to the financial ability of such person to make such repayment.

         6. PROCEDURE FOR INDEMNIFICATION. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Section 1, 2 or 5 the Corporation determines, by clear and convincing evidence, within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance by (a) a majority vote of the directors of the Corporation who are not at that time parties to the action, suit or proceeding in question ("disinterested directors"), even though less than a quorum, (b) by a committee of disinterested directors designated by a majority vote of disinterested directors, even though less than a quorum, (c) if there are no such disinterested directors, or if such disinterested directors so direct, by independent legal counsel (who may be regular legal counsel to the corporation) in a written opinion, (d) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, or (e) a court of competent jurisdiction.

         7. REMEDIES. The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in
Section 6. Unless otherwise provided by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this

Article shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee's expenses (including attorneys' fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

         8. SUBSEQUENT AMENDMENT. No amendment, termination or repeal of this Article or of the relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

         9. OTHER RIGHTS. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

         10. PARTIAL INDEMNIFICATION. If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys' fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys' fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

         11. INSURANCE. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

         12. MERGER OR CONSOLIDATION. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

         13. SAVINGS CLAUSE. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by an applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

         14. DEFINITIONS. Terms used herein and defined in Section 145(h) and
Section 145(i) of the General Corporation Law of the State of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and
Section 145(i).

         15. SUBSEQUENT LEGISLATION. If the General Corporation Law of the State of Delaware is amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

         ELEVENTH. The Corporation reserves the right to amend or repeal any provision contained in this First Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation, provided, however, that in addition to any vote of the holders of any class or series of stock of the Corporation required by law, this First Amended and Restated Certificate of Incorporation or a Certificate of Designation with respect to a series of Preferred Stock, the affirmative vote of the holders of shares of voting stock of the Corporation representing at least seventy-five percent (75%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to (i) reduce or eliminate the number of authorized shares of Common Stock or the number of authorized shares of Preferred Stock set forth in Article FOURTH or (ii) amend or repeal, or adopt any provision inconsistent with, Parts A, B, C, D and E of Article FOURTH and Articles FIFTH, SIXTH, SEVENTH, EIGHTH, NINTH, TENTH and this Article ELEVENTH of this First Amended and Restated Certificate of Incorporation.


                      [Signature Page Immediately Follows]

         IN WITNESS WHEREOF, the undersigned has hereunto signed his name and affirms that the statements made in this First Amended and Restated Certificate of Incorporation are true under the penalties of perjury this ____ day of __________, 2000.



                                                  By:___________________________
                                                       Dennis R. Harmon
                                                       Chief Executive Officer


[SEAL]



Attest:



By:______________________________
     Onofrio Sozio
     Secretary